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                                                                    EXHIBIT 4.19

                             THE CERPLEX GROUP, INC.

                                                              March 28, 1997


VIA FACSIMILE TRANSMISSION

To the Persons on the Distribution List
  Attached Hereto

Ladies and Gentlemen:

         The Cerplex Group, Inc. (the "Company") and each of The Northwestern Mutual Life Insurance Company, John Hancock Mutual Life Insurance Company and North Atlantic Smaller Companies Investment Trust plc (collectively, the "Noteholders") are parties to separate Note Purchase Agreements, each dated as of November 19, 1993 (collectively, as amended, the "Note Agreement"), regarding $17,250,000 original principal amount of the Company's Series A Senior Subordinated Notes due November 19, 2001 and $5,750,000 original principal amount of the Company's Series B Senior Subordinated Notes due November 19, 2001 (the Company has prepaid the Series B Senior Subordinated Notes and they are no longer issued and outstanding). The Note Agreement was most recently amended pursuant to the terms of that certain Waiver and Amendment Agreement (the "December 1996 Waiver Agreement"), dated December 9, 1996, among the Company and the Noteholders. Capitalized terms are used herein with the meanings assigned thereto in the Note Agreement.

         Pursuant to the terms of the December 1996 Waiver Agreement, the Noteholders agreed to extend the waiver of the Noticed Events of Default (as such term is defined in the December 1996 Waiver Agreement) until March 31, 1997. Upon the termination of such waiver, the Company will continue to be in default in respect of the Noticed Events of Default and the Company hereby (a) notifies the Noteholders of an Event of Default under Section 6.2 of the Note Agreement (the "Section 6.2 Default") and (b) requests that the Noteholders forbear from exercising rights and remedies available to them with respect to the Noticed Events of Default and the Section 6.2 Default, to and including the earlier of (i) the date on which any agreement by the parties to the Senior Credit Documents to forbear from exercising remedies available under the Senior Credit Documents expires or is terminated and (ii) April 9, 1997 (the "Forbearance Period").

         The Company hereby represents to each of you that, other than the Noticed Events of Default and the Section 6.2 Default, no Default or Event of Default under the Note Agreement exists as of the date hereof.

         By its execution of a counterpart of this letter, and upon the express conditions precedent set forth below, each Noteholder hereby agrees to forbear from exercising any remedies that are or may be available under the Note Agreement by reason of the occurrence and continuance of the Noticed Events of Default and the Section 6.2 Default during the
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Forbearance Period. The conditions precedent to the effectiveness of the agreements set forth in this letter are as follows:

                  (a) the Company and the Required Holders shall have executed and delivered counterparts of this letter,

                  (b) the Company and each holder of Senior Debt whose consent is required therefor pursuant to the terms of the Senior Credit Documents shall have executed and delivered the Extension and Forbearance Agreement dated as of March 31, 1997, and

                  (c) other than the Noticed Events of Default and the Section
6.2 Default, no Default of Event of Default shall exist under the Note
Agreement.

         Except as specifically provided in this letter, no terms or provisions of the Note Agreement or the December 1996 Waiver Agreement have been modified or changed by this letter.

         If you are in agreement with the foregoing, please execute the copy of this letter attached hereto and return it (via facsimile transmission) to your counsel, Hebb & Gitlin (860-278-8968).

                                          Sincerely,

                                          THE CERPLEX GROUP, INC.


                                          By:
                                              -------------------------------
                                              Name:
                                              Title: